Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333‑262633 and No. 333-2288) on Form S-3 and registration statements (No. 333-248424, No. 333‑220148, No. 333‑118385, No. 333‑102235, No. 333‑50340, No. 333‑138814, No. 333‑151077, No. 333‑176315 and No. 333‑198237) on Form S-8 of OraSure Technologies, Inc. of our reports dated March 1, 2022, with respect to the consolidated financial statements of OraSure Technologies, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 1, 2022